                               AMENDMENT No. 2
                                    to the
                  AMENDED AND RESTATED DECLARATION OF TRUST
                                      of
                         OPPENHEIMER INTEGRITY FUNDS

     This  Amendment  Number 2 is made as of January 12, 2006 to the Amended and
Restated   Declaration   of   Trust  of   Oppenheimer   Integrity   Funds   (the
“Trust”),  dated  as  of  April  12,  2001,  by  the  duly  authorized individual executing this Amendment on behalf of the Trustees of the Trust.

      WHEREAS, the Trustees established Oppenheimer Integrity Funds as a trust fund under the laws of the Commonwealth of Massachusetts, for the investment and reinvestment of funds contributed thereto, under a Declaration of Trust dated March 9, 1982, as amended and restated as of April 12, 2001 and as amended on October 14, 2002;

      WHEREAS, the Trustees, acting pursuant to Section 12 of ARTICLE NINTH, of the Trust’s Amended and Restated Declaration of Trust, desire to change the registered agent of the Trust as established under the Amended and
Restated Declaration of Trust;

      NOW, THEREFORE, the Trust’s Amended and Restated Declaration of Trust
is amended as follows:

     Article FIRST of the Trust’s Amended and Restated Declaration of Trust
is amended by changing the registered agent as follows:

           The Registered Agent for Service of Process is CT
      Corporation System, 101 Federal Street, Boston, MA 02110.

      Acting pursuant to Section 12 of ARTICLE NINTH, the undersigned has signed this amendment by and on behalf of the Trustees.

                                    Oppenheimer Integrity Funds

                                    /s/ Phillip S. Gillespie
                                    Phillip S. Gillespie,
                                    Assistant Secretary